Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 27, 2021, with respect to the consolidated statements of financial position of Zenvia Mobile Serviços Digitais S.A. as of December 31, 2020 and 2019, the related consolidated statements of profit or loss and other comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading ‘Experts’ in the registration statement.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes

April 27, 2021